Exhibit 10.3
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and effective (the “Effective Date”) as of the closing date of the acquisition by GreenHouse Holdings, Inc. (the “GHI”) of Control Engineering, Inc. (the “Company”), as between the Company and David Lautner, an individual (the “Executive”).

WHEREAS, the Company and the Executive wish to memorialize the terms and conditions of the Executive’s employment by the Company ;

NOW, THEREFORE, in consideration of the covenants and promises contained herein, the Company and the Executive agree as follows:

1.          Employment Period. The Company offers to employ the Executive, and the Executive agrees to be employed by Company, in accordance with the terms and subject to the conditions of this Agreement, commencing on the Effective Date and terminating on the second anniversary of the Effective Date (the “Scheduled Termination Date”), unless terminated in accordance with the provisions of Section 12 below, in which case the provisions of Section 12 shall prevail; provided, however, that unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least 90 days prior to the expiration of the initial term or any renewal term of this Agreement (as the case may be), this Agreement shall automatically renew for additional one-year periods commencing on the day after such expiration date. The Executive affirms that no obligation exists between the Executive and any other entity that would prevent or impede the Executive’s immediate and full performance of every obligation of this Agreement.

2.          Position and Duties. During the term of the Executive’s employment hereunder, the Executive shall continue to serve in, and assume duties and responsibilities consistent with, the position of Vice President – Business Operations, unless and until otherwise instructed by the Company. The Executive agrees to devote to the Company such portion of his working time, skill, energy and efforts during the term of his employment with the Company as is reasonably required to fulfill his duties and responsibilities hereunder, and the Executive shall limit his engagement in business activities outside the scope of his employment with the Company to the extent such activities would prevent the Executive from fulfilling his responsibilities and duties under this Agreement. It is expressly understood that the Executive will be devoting substantially all of his working time to his employment with the Company, except that Executive will be allowed to perform as-needed work for Technical USA and Technical Asia, for which the Executive provides services and receives remuneration from time-to-time.

3.          No Conflicts. The Executive covenants and agrees that for so long as he is employed by the Company, he shall inform the Company of each and every future business opportunity presented to the Executive that arises within the scope of the business of the Company and would be feasible for the Company, and that he will not, directly or indirectly, exploit any such opportunity for his own account.

4.          Hours of Work. The nature of the Executive’s employment with the Company requires flexibility in the days and hours that the Executive must work. However, it is expressly understood that the Executive's position will require in excess of 40 working hours per week.  It is further agreed that the nature of the Executive’s employment shall not require more than an annual total of five (5) weeks of travel, unless otherwise agreed to by Executive.

5.          Location. The Executive will be required to fulfill his employment obligations with the Company at the Company’s office located in Huntington Beach, California or at any other locus where the Company now or hereafter has a business facility, and the Executive may continue to be located in or around Huntington Beach, California  (or such other location as the Company may select from time to time); provided that the Executive will periodically travel to such Company offices and other locations as is necessary to fulfill his employment obligations hereunder.

6.          Compensation.

(a)          Base Salary. During the term of this Agreement, the Company shall pay, and the Executive agrees to accept, in consideration for the Executive’s services hereunder, pro rata bi-weekly payments of the annual salary of $55,000, less all applicable taxes and other appropriate deductions.

(b)          Salary Adjustment.

(i)          Each fiscal quarter, commencing on the first, full fiscal quarter following the Effective Date, Employee shall be eligible for a quarterly base salary adjustment payment based upon the gross revenues of CEI for that respective quarter (“CEI Gross Revenues”) as follows: (A) if CEI Gross Revenues are less than $350,000, no adjustment shall be made; (B) if CEI Gross Revenues are between $350,000 and $499,999, Employee shall receive a salary adjustment in accordance with the following formula: (Quarterly Base Salary = $13,750 * ((CEI Gross Revenues - $200,000)/$150,000); and (C) if CEI Gross Revenues exceed $500,000, Employee shall receive a salary adjustment equal to an additional $13,750.

(ii)         Each fiscal year, commencing on the Company’s first, full fiscal year following the Effective Date, if CEI Gross Revenues equal or exceed $2,000,000, the Employee shall be eligible for an annual base salary adjustment payment such that the Employee would receive a gross annual salary equal to $110,000, inclusive of any and all quarterly salary adjustment payments paid as set forth in Section 6(b)(i). In addition, Executive shall receive a general salary and performance review at least once per year during the term of Executive’s employment.

(iii)        Any salary adjustment payments due to Employee as provided in subsections (i) and (ii) hereof, shall be made within 60 days following such respective period.

7.           Expenses. During the term of this Agreement, the Executive shall be entitled to payment or reimbursement of any reasonable expenses paid or incurred by him in connection with and related to the performance of his duties and responsibilities hereunder for the Company. All requests by the Executive for payment of reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may from time to time require, evidencing that the Executive, in fact, incurred or paid said expenses.

8.          Paid Time Off ("PTO"). During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, twenty (20) PTO days, per year, which shall include Executive’s vacation, sick and personal days. The Executive shall be entitled to carry over any accrued, unused PTO days from year to year, up to a maximum of forty (40) accrued, unused PTO days.

9.          Stock Restriction. Executive understands that he shall be subject to the standard restrictions of the trading of GHI shares of common stock owned by the Executive while employed by the Company in the position of Vice President – Business Operations in accordance with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

10.         Other Benefits. During the term of this Agreement, the Executive shall be eligible to participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner, including but not limited to responsibility for the cost thereof, and at substantially the same levels, as the Company makes such opportunities available to all of the Company’s employees.

12.         Termination of Employment.

(a)          Death. In the event that during the term of this Agreement the Executive dies, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executor’s heirs, administrators or executors any earned but unpaid base salary, unpaid pro rata annual bonus and unused PTO days accrued through the date of death; provided, that nothing contained in this paragraph shall be deemed to excuse any breach by the Company of any provision of this Agreement. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(b)          “Disability.” In the event that, during the term of this Agreement the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below) this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive or his heirs, administrators or executors any earned but unpaid base salary, unpaid pro rata annual bonus and unused PTO days accrued through the Executive’s last date of Employment with the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three months during any twelve consecutive months.

(c)          “Cause.”

(i)          At any time during the term of this Agreement, the Company may terminate this Agreement and the Executive’s employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall be defined as the occurrence of: (A) gross neglect, malfeasance or gross insubordination in performing the Executive’s duties under this Agreement; (B) the Executive’s conviction for a felony, excluding convictions associated with traffic violations; (C) an egregious act of dishonesty (including without limitation theft or embezzlement) or a malicious action by the Executive toward the Company’s customers or employees; (D) a willful and material violation of any provision of Sections 13 and 14 hereof; (E) intentional reckless conduct that is materially detrimental to the business or reputation of the Company; or (F) material failure, other than by reason of Disability, to carry out reasonably assigned duties or instructions consistent with the title of Vice President - Business Operations (provided that material failure to carry out reasonably assigned duties shall be deemed to constitute Cause only after a finding by the Board of Directors, or a duly constituted committee thereof, of material failure on the part of the Executive and the failure to remedy such performance to the Board’s or the committee’s satisfaction within 30 days after delivery of written notice to the Executive of such finding)

(ii)          Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary, and unused PTO days accrued through the Executive’s last day of employment with the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)          Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of, or the Company’s Board votes to approve: (A) any consolidation or merger of the Company pursuant to which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; (C) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company.

(e)          Without “Cause.”

(i)          By The Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Cause by providing prior written notice of at least 30 days to the Company. Upon termination by the Executive of this Agreement and the Executive’s employment with the Company without Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary, and unused PTO days accrued through the Executive’s last day of employment with the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(ii)          By The Company. At any time during the term of this Agreement, the Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Cause by providing prior written notice of at least 30 days to the Executive. Upon termination by the Company of this Agreement and the Executive’s employment with the Company without Cause during the initial two year term of this Agreement (the “Initial Term”), the Company shall pay to Executive the a sum equal to six months of Executive’s base salary, less all applicable taxes and other appropriate deductions. Upon termination by the Company of this Agreement and the Executive’s employment with the Company without Cause following the Initial Term , the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): any earned but unpaid base salary, unpaid pro rata annual bonus and unused PTO days accrued through the Executive’s last day of employment with the Company less all applicable taxes and other appropriate deductions.

13.         Confidential Information.

(a)          The Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, he has been exposed since prior to the Effective Date, and will be exposed, to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients, business partners or customers (“Confidential Information”). The term “Confidential Information” includes information or material that has actual or potential commercial value to the Company, its affiliates and/or its clients, business partners or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers.

 (b)          Except as authorized in writing by the Board, during the performance of the Executive’s duties and responsibilities for the Company and until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients, business partners or customers, the Executive agrees to keep strictly confidential and not use for his personal benefit or the benefit to any other person or entity (other than the Company) the Confidential Information. “Confidential Information” includes the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked “trade secret” or “confidential” or any similar legend: (i) lists of and/or information concerning customers, prospective customers, suppliers, employees, consultants, co-venturers and/or joint venture candidates of the Company, its affiliates or its clients or customers; (ii) information submitted by customers, prospective customers, suppliers, employees, consultants and/or co-venturers of the Company, its affiliates and/or its clients or customers; (iii) non-public information proprietary to the Company, its affiliates and/or its clients or customers, including, without limitation, cost information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, expansion plans (for current and proposed facilities), markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company’s contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers; (iv) proprietary technical information concerning products and services of the Company, its affiliates and/or its clients, business partners or customers, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulae, inventions and product development; (v) lists of and/or information concerning applicants, candidates or other prospects for employment, independent contractor or consultant positions at or with any actual or prospective customer or client of Company and/or its affiliates, any and all confidential processes, inventions or methods of conducting business of the Company, its affiliates and/or its clients, business partners or customers; (vi) acquisition or merger targets; (vii) business plans or strategies, data, records, financial information or other trade secrets concerning the actual or contemplated business, strategic alliances, policies or operations of the Company or its affiliates; or (viii) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Company; or (ix any other confidential information disclosed to the Executive by, or which the Executive obligated under a duty of confidence from, the Company, its affiliates, and/or its clients, business partners or customers.

(c)          The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of his prior employer(s) in providing services to the Company.

(d)          In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies of Confidential Information.

14.         Non-Competition And Non-Solicitation.

(a)          The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States of America (the “Geographic Boundary”) (to the extent the Company comes to own or operate any material asset in other areas of the World during the term of the Executive’s employment, the definition of Geographic Boundary shall be automatically expanded to cover such other areas), and that the Geographic Boundary, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

(b)          The Executive hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than one percent (5%) of the outstanding voting shares of any publicly held company), or whether on the Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Executive’s employment with the Company and for a period equal to the greater of (i) one year (two years, if termination of this Agreement or of Executive’s employment is pursuant to Section 12(f)(i) hereof) following the termination of this Agreement or of the Executive’s employment with the Company or (ii) the period during which the Executive continues to receive his base salary pursuant to Sections 12(e) or 12(f)(ii) of this Agreement following the termination of this Agreement and of the Executive’s employment, in the Geographic Boundary:

(i)          Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement.

(ii)         Attempt in any manner to solicit or accept from any customer of the Company, with whom the Executive had significant contact during the term of the Agreement, business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind or competitive with the Business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person.

(iii)        Interfere with any relationship, contractual or otherwise, between the Company and any other party, including; without limitation, any supplier, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the Business of the Company.

15.          Dispute Resolution. The Executive and the Company agree that any dispute or claim, whether based on contract, tort, discrimination, retaliation, or otherwise, relating to, arising from, or connected in any manner with this Agreement or with the Executive’s employment with Company shall be resolved exclusively through final and binding arbitration under the auspices of the American Arbitration Association (“AAA”) to be held in Mission Viejo, California. The arbitration shall proceed in accordance with the National Rules for the Resolution of Employment Disputes of the AAA in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. The arbitration shall be conducted by one arbitrator who is a member of the AAA, unless the parties mutually agree otherwise. The arbitrators shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to them. The arbitrators may grant any relief authorized by law for any properly established claim. The interpretation and enforceability of this paragraph of this Agreement shall be governed and construed in accordance with the United States Federal Arbitration Act, 9. U.S.C. § 1, et seq. More specifically, the parties agree to submit to binding arbitration any claims for unpaid wages or benefits, or for alleged discrimination, harassment, or retaliation, arising under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Fair Labor Standards Act, Sections 1981 through 1988 of Title 42 of the United States Code, COBRA, the New York State Human Rights Law, the New York City Human Rights Law, and any other federal, state, or local law, regulation, or ordinance, and any common law claims, claims for breach of contract, or claims for declaratory relief. The Executive acknowledges that the purpose and effect of this paragraph is solely to elect private arbitration in lieu of any judicial proceeding he might otherwise have available to him in the event of an employment-related dispute between him and the Company. Therefore, the Executive hereby waives his right to have any such employment-related dispute heard by a court or jury, as the case may be, and agrees that his exclusive procedure to redress any employment-related claims will be arbitration.

16.          Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States Certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Company:

GreenHouse Holdings, Inc.
5171 Santa Fe Drive, Suite I
San Diego, CA 92109
Attn: Russ Earnshaw

If to the Executive:

________________________
________________________
________________________

Any party may change the address to which communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

17.         Miscellaneous.

(a)          All issues and disputes concerning, relating to or arising out of this Agreement and from the Executive’s employment by the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to that State’s principles of conflicts of law.

(b)          The Executive and the Company agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

(c)          The Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Executive, for the Executive’s threatened or actual breach of Sections 13 or 14 of this Agreement, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of Sections 13 or 14 of this Agreement. The Executive and the Company agree that any pursuit of equitable relief in respect of Sections 13 or 14 of this Agreement shall have no effect whatsoever regarding the continued viability and enforceability of Section 15 of this Agreement.

(d)          Any waiver or inaction by the Company for any breach of this Agreement shall not be deemed a waiver of any subsequent breach of this Agreement.

(e)          The Executive and the Company independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary. The Executive affirms that he fully understands this Agreement’s meaning and legally binding effect. Each party has participated fully and equally in the negotiation and drafting of this Agreement. Each party assumes the risk of any misrepresentation or mistaken understanding or belief relied upon by him or it in entering into this Agreement.

(f)           The Executive’s obligations under this Agreement are personal in nature and may not be assigned by the Executive to any other person or entity. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company. For purposes of implementing the foregoing, the Date of Termination as defined in Section 4(d)(iii) shall be considered the date this Agreement was breached and shall entitle Executive to compensation from the Company.

(g)          This instrument constitutes the entire Agreement between the parties regarding its subject matter. When signed by all parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement. In any future construction of this Agreement, this Agreement should be given its plain meaning. This Agreement may be amended only by a writing signed by the Company and the Executive.

(h)          This Agreement may be executed in counterparts, a counterpart transmitted via facsimile, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. This Agreement contains headings for ease of reference. The headings have no independent meaning.

(i)          THE EXECUTIVE STATES THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AND THAT HE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION THEREOF. THIS AGREEMENT IS EFFECTIVE UPON THE EXECUTION OF THIS AGREEMENT BY BOTH PARTIES.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Employment Agreement as of the day and year first above written.

GREENHOUSE HOLDINGS, INC.

By: ______________________	________________________
Name: Russ Earnshaw	DAVID LAUTNER
Title: President